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                                                                 Exhibit 10(z)





                         EMPLOYMENT CONTRACT AGREEMENT



                             FOR MICHAEL P. DIMINO

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                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the "Agreement") is made as of the 12 day of December, 2001 (the "Agreement Date"), by and between LESCO, INC., an Ohio corporation (the "Company") and MICHAEL P. DIMINO (the "Executive").

     WHEREAS, the Company desires to provide for the employment of the Executive on the terms and conditions set fourth herein, in the best interest of the Company any and its constituencies; and

     WHEREAS, the Executive desires to be employed by the Company as provided herein;

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

     1. EMPLOYMENT. The Company agrees to employ the Executive and the Executive agrees to be employed on a full-time basis by the Company for the period and upon the terms and conditions hereinafter set forth.

     2. TERM: EMPLOYMENT PERIOD. The term of this Agreement shall commence on 12/12/01 (the "Effective Date") and shall continue hereunder until terminated under the provisions of Section 6 of this Agreement. The period during which the Executive is employed by the Company pursuant to this Agreement is referred to herein as the "Employment Period." The date on which the termination of the Executive's employment hereunder shall become effective is referred to herein as the "Termination Date." For purposes of this Agreement an "Employment Year" shall be the calendar year.

     3. POSITION AND DUTIES. During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company and shall have such responsibilities, duties and authority as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States and shall exercise such responsibilities, duties and authority consistent with the foregoing as the Company's Chief Executive Officer and Chairman of the Company's Board of Directors (the "Board") shall determine from time to time. During the Employment Period, the Executive shall report to the Company's Chief Executive Officer and Chairman of the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall use his best efforts to carry out his responsibilities faithfully and efficiently in a professional manner. Notwithstanding the foregoing, it is understood that during the Employment Period, subject to any conflict of interest policies of the Company and Section 8, the Executive may (i) serve in any capacity with any civic, charitable, or industry organizations provided that such service does not materially interfere with his duties and responsibilities


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          hereunder or the interests of LESCO (ii) make and manage personal investments of his choice, and (iii) with approval of LESCO, which approval shall not be unreasonably withheld, serve on the board of directors of up to two (2) noncompeting for-profit business enterprises. Executive shall attend meetings of the Board in his capacity as President and Chief Operating Officer as requested by the Chairman of the Board.

     4. PLACE OF PERFORMANCE. During the Employment Period, the Executive's place of performance of his services shall be at the Company's Strongsville, Ohio corporate headquarters, except for required travel by the Executive on the Company's behalf

     5.   COMPENSATION AND BENEFITS.

          (a) SALARY. During the Employment Period, the Company shall pay to the Executive an initial annual base salary of Three Hundred Sixty-Two Thousand Five Hundred Dollars ($362,500) (as the same may be increased from time to tie, the "Base Salary"), such salary to be paid in periodic installments in accordance with the Company's payroll practices as in effect from time to time. The Base Salary shall be reviewed annually by the Chairman of the Board and CEO who will recommend an adjustment to the Compensation, Governance and Nominating Committee of the Board (the "Compensation Committee"), and may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced.

          (b) ANNUAL BONUS. During the Employment Period, the Executive shall be eligible to earn an annual bonus under the Company's bonus plan, or a successor plan thereto, as shall be in effect from time to time (the "Bonus Plan"), subject to achievement of performance goals determined in accordance with the terms of the Bonus Plan (such annual bonus, the "Annual Bonus"). Such performance goals shall include (i) a threshold level that is tied to the goals, which if obtained, would result in an Annual Bonus of twenty-five percent (25%) of the Base Salary, (ii) a normative target level that is tied to the goals, which if obtained, would result in an Annual Bonus of fifty percent (50%) of the Base Salary and (iii) a maximum level, which if obtained, would increase the Annual Bonus to a maximum of one hundred percent (100%) of the Base Salary. The Annual Bonus shall be payable as determined by the Compensation Committee of the Board of Directors at such time as bonuses are ordinarily paid to senior executives of the

          (c) PERFORMANCE PLAN. Executive shall be entitled to immediate participation in the Company's Performance Plan as and when such Performance Plan is approved by the Compensation Committee of the Board for Management Committee Members.


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          (d)  INITIAL OPTION GRANT. The Company shall, effective as of the
               Effective Date, grant to the Executive an option (the "Initial Option") pursuant to the Company's 2000 Stock Incentive Plan (the "Option Plan") to purchase up to one hundred fifty thousand (150,000) shares of the Company's common stock, without par value ("Common Stock"). The Initial Option shall be evidenced by an agreement containing such terms and conditions as the Board shall determine are necessary and desirable, consistent with the terms of the Option Plan; provided, however, that the Initial Option shall:

                    (i) have a per share exercise price equal to the mean between the highest and lowest selling prices of the Common Stock on NASDAQ as of the Effective Date;

                    (ii) have a ten (10) year term;

                    (iii) vest one-third (1/3) of the Initial Option on December
                         31, 2002, one-third (1/3) of the Initial Option on December 31, 2003, and one-third (1/3) of the Initial Option on December 31, 2004;

                    (iv) provide that upon termination of employment hereunder by the Company Without Cause pursuant to Section 6(e) or the Executive For Good Reason pursuant to Section 6(e), the Initial Option shall become one hundred percent (100%) vested and exercisable for the term of the Initial Option.

          (e) EXPENSES. During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and the performance of his duties under this Agreement in accordance with the terms of the Company's expense reimbursement policies as in effect from time to time.

          (f) BENEFIT PLANS. During the Employment, the Executive shall be entitled to participate in all of the employee benefit plans, programs, agreements and arrangements provided to employees generally and to senior executives of the Company, as such are in effect from time to time, consistent with the terms and conditions thereof and on a basis no less favorable than that provided to such senior executives;

          (g) PERQUISITES. During the Employment Period, the Executive shall be entitled to (i) payment by the Company any or reimbursement for an executive annual physical examination, (ii) payment by the Company or reimbursement for one (1) country club initiation fee up to a maximum of Twenty-Five Thousand Dollars ($25,000), (iii) an automobile allowance of Five Hundred Dollars ($500) per month plus payment by the Company or reimbursement for operating expenses, and (iv) immediate participation in the Company's Exec-U-Care Insurance Plan.


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          (h)  VACATIONS. During the Employment Period, the Executive shall be entitled to vacation time, paid holidays and personal days, determined in accordance with the Company's policy with respect to its senior executives as in effect from time to time, it being understand that the Executive shall be entitled to not less than four weeks' vacation in any Employment Year.

          (i) RELOCATION. The Executive shall be entitled to reimbursement for reasonable relocation expenses to the Cleveland, Ohio area. Items covered would include the following and no less favorable than the Company's Relocation Policy:

                    (i) Closing costs and legal expenses in connection with the sale of current home to include realtor fee to be based on a fee structure of 7% on first $500,000 and 3% on the balance of the final sales price (Or, at Executive's option, a flat 4% of the final sales price);

                    (ii) Equity advance toward the purchase of a new home should such closing occur prior to sale of current home, if needed. Interest rate charged to be at the Company's then current cost of borrowing;

                    (iii) Option of third-party buyout of current home with equity based on the average of three independent appraisals;

                    (iv)   Closing costs related to purchase of a new home;

                    (v) Reimbursement for temporary living expenses in Cleveland, Ohio area, as required, until a new home is purchased and available for occupancy, for up to one year;

                    (vi) Payment of packing/unpacking and transportation of household goods and furnishings and personal automobiles from Hinsdale, Illinois to Cleveland area. At least two (2) bids will be obtained from nationally recognized moving companies;

                    (vii) Reimbursement for up to three (3) house-hunting trips for the Executive and spouse;

                    (viii) $2,500 payment to Executive within thirty days of
                           start date for miscellaneous expenses; and

                    (ix) Gross-up payment to Executive for taxable relocation payments.


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6.   TERMINATION OF EMPLOYMENT

     (a) ACCRUED BENEFITS. In the event of the termination of the Executive's employment hereunder for any reason other than For Cause or a Voluntary Resignation under Special Circumstances (as defined herein), the Executive (or his estate or representative, as applicable) shall be entitled to receive any Base Salary (earned but unpaid), prior year's Annual Bonus or other incentive award, if the Annual Bonus or other incentive award would have been earned had Executive continued employment, vacation time and expenses that have in each case accrued but are unpaid as of the Termination Date, vested options, vested benefits under the Company's benefit plans, as well as any post-termination benefits to which he 'nay be entitled pursuant to the Company's retirement, insurance and other benefit plans, programs and arrangements as in effect immediately prior to the Termination Date (the "Accrued Benefits").

     (b) DEATH. The Executive's employment hereunder shall terminate as of the date of his death. Upon the termination of the Executive's employment hereunder because of his death, the Executive's estate or representative, as the case may be, shall be entitled to receive the Accrued Benefits, except that the Annual Bonus payable, if any, will be on a pro rata basis. Such pro rata Annual Bonus shall be determined by multiplying the amount of the Annual Bonus by a fraction, the numerator of which is the number of days in the Employment Year elapsed prior to the date of death and the denominator of which is three hundred sixty-five (365).

     (c) DISABILITY. The Executive's employment hereunder may be terminated during the Employment Period if the Executive is incapable of performing his principal duties hereunder because of physical or mental incapacity for a period equal to the eligibility waiting period under the Company's long term disability insurance plan as then in effect. In such event, the Executive (or his representatives, as applicable) shall be entitled to receive the Accrued Benefits, except that the Annual Bonus payable, if any, will be on a pro rata basis. Such pro-rata Annual Bonus shall be determined by multiplying the target amount of the Annual Bonus by a fraction, the numerator of which is the number of days in the Employment Year elapsed prior to the date of termination by reason of disability and the denominator of which is three hundred and sixty-five (365).

     (d) VOLUNTARY RESIGNATION. The Executive may voluntarily terminate his employment hereunder during the Employment Period by providing 30 days' written notice of termination to the Company (a "Voluntary Resignation") unless circumstances exist in which the Company could terminate For Cause. In the event that the Executive's employment hereunder is terminated pursuant to this Section 6(d), the Executive shall be entitled to the Accrued Benefits.


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     (e)  FOR CAUSE: VOLUNTARY RESIGNATION UNDER SPECIAL CIRCUMSTANCES. The
          Executive's employment hereunder may be terminated during the Employment Period (i) by the Company For Cause (as defined below) or
          (ii) by the Executive's Voluntary Resignation under circumstances in which the Company could terminate For Cause (a "Voluntary Resignation Under Special Circumstances). In the event that the Company terminates the Executive' $ employment hereunder For Cause or Executive terminates employment by Voluntary Resignation Under Special Circumstances, the Termination Date shall be the date specified in the notice of termination For Cause delivered by the Company to the Executive or the date the Executive tenders his resignation, as the case may be. If the Executive's employment is terminated For Cause or by a Voluntary Resignation Under Special Circumstances, the Executive shall not be entitled to receive any further compensation or benefits under the Employment Agreement, except as to any unpaid salary and other benefits accrued and earned through the date of termination.

     (f) WITHOUT CAUSE: FOR GOOD REASON. The Executive's employment hereunder may be terminated during the Employment Period (i) by the Company Without Cause or (ii) by the Executive For Good Reason. In the event that the Executive's employment is terminated pursuant to this Section 6(f) (whether by the Company or by the Executive), the Termination Date shall be no earlier than thirty (30) days following the date on which a notice of termination is delivered by one party to the other. In the event that the Executive's employment is terminated pursuant to this Section 6(f), the Executive (or his estate or representative, as the case may be) shall be entitled to receive (A) the Accrued Benefits; (B) one year's Base Salary as in effect on the Termination Date and an amount equal to the Executive's Annual Bonus at target, both payable monthly in twelve (12) equal installments commencing on the first day of the month following the Termination Date; (C) the continuation of health benefits for the Executive and his eligible dependents at no additional cost to the Executive than that which was in effect as of the Termination Date for a period of one year, then full COBRA continuation at Executive's expense; and (D) executive level career outplacement services by an outplacement firm selected by the Executive and paid for as incurred by the Company.

     (g) DEFINITION OF "FOR CAUSE" AND "FOR GOOD REASON". For purposes of this Agreement, "For Cause" means: (i) the Executive's conviction of, or plea of guilty or no contest to, a felony, (ii) Executive engages in conduct that constitutes fraud, willful gross neglect or willful gross misconduct; or (iii) material breach of Executive's duties of employment under this Agreement which is not cured within fifteen (15) days after receipt of written notice of such material breach. For purposes of clause (4) of this definition, action or inaction by the Executive shall not be considered "willful" unless done or omitted by him (A) intentionally or not in good faith and (B) without


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          reasonable belief that his action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

          For purposes of this Agreement, "For Good Reason" means (i) material breach of this Agreement by the Company which is 'lot cured within fifteen (15) days after receipt of written notice of such material breach: (ii) without Executive's consent; (A) and material diminution in Executive's duties or authority, (B) any assignment of duties materially inconsistent with Executive's duties as provided in Section 3, (C) any change in the reporting structure to someone other that the Company's Chief Executive Officer and Chairman of the Board, or (D) any requirement that Executive's relocate his principal residence outside of the greater Cleveland, Ohio area; or (iii) if William A. Foley is no longer the Chief Executive Officer, and Executive is not appointed/elected to the position of Chief Executive Officer or if any other person is appointed/elected to the position of Chief Executive Officer. For purposes of this paragraph 6(g), Executive shall be deemed to have consented to any of the items listed in clause (ii) unless he gives written notice of his objection to the Chief Executive Officer and Chairman within thirty (90) days of the event.

     (h) RETENTION AGREEMENT. The provisions set forth in the Retention Agreement attached hereto as Exhibit A are hereby incorporated into this Agreement. The Executive hereby acknowledges that in the event he becomes entitled to the payments set forth in the Retention Agreement, that such payments will be in lieu of any other payments to be made pursuant to the terms of this Agreement.

     (i) NO MITIGATION. Upon termination of the Executive's employment with the Company, subject to the Executive's affirmative obligations pursuant to Section 8, the Executive shall be under no obligation to seek: other employment or otherwise mitigate the obligations of the Company under this Agreement.

7. DIRECTORS' AND OFFICERS' INSURANCE: INDEMNIFICATION. In addition to any rights to indemnification to which the Executive is entitled under the Company's Articles of Incorporation and Code of Regulations (and any directors and officers liability insurance policy), the Company shall indemnify the Executive at all times during and after the Employment Period to the maximum extent permitted under the Ohio Corporation Act or any successor provision thereof, and any and all applicable state law and shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding to the maximum extent permitted under such applicable state laws for the Executive's action or inaction on behalf of the Company under the terms of this Agreement including but not limited to any acts or alleged acts arising out of events prior to the Executive's employment by the Company which obligation shall survive the termination of


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the Executive's employment or the termination of the other provisions of this
Agreement.

8. CONFIDENTIAL INFORMATION. For purposes of this Section 8, "Company" shall mean the Company, its subsidiaries and affiliates.

     (a) Executive acknowledges the Company's reliance and expectation of Executive's continued commitment to performance of his duties and responsibilities during the Employment Period. In light of such reliance and expectation on the part of the Company, during the Employment Period and for a period beginning the Termination Date and ending the later of (i) the date Executive no longer receives payment from the Company or (ii) two (2) years from the Termination Date (and, as to clauses (ii) of this subparagraph (a), at any time during and after the Employment Period), Executive shall riot' directly or indirectly, do or suffer any of the following, except as otherwise expressly provided in this Agreement:

               (j) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent Contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the Company (as described in subparagraph (b) below); provided however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

               (ii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, the customer lists, manufacturing methods, product research or engineering data or other trade secrets of the Company, it being acknowledged by Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; and

               (iii) Directly, or indirectly contact, solicit or entice away (or attempt or assist in ally such action) any customers, suppliers, contractors or employees of the Company, or in any way disparage any product or person associated with the Company.

     (b) For purposes of this Agreement, an entity shall be deemed to be in competition with the Company if such entity is engaged in the business of operating service centers for, or manufacturing or distributing, professional lawn or turf care equipment, fertilizers or supplies in the United States, or any other business in which the Company is engaged during the Employment Period.


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     (c)  Executive expressly agrees and understands that the remedy at law for any breach by him of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive's violation of any legally enforceable provision of this Section 8, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 8 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 8 that may be pursued or availed of by the Company.

     (d)  If Executive violates any legally enforceable provision of this
          Section 8 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

     (e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 8, and has had legal advice concerning the same, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

9. WITHHOLDING TAXES. All payments to Executive, including the issuance of Common Stock required to be made to Executive under this Agreement, shall be subject to withholding on account of federal, state and local taxes as required by law. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due Executive. If cash payments due Executive are insufficient to provide the required amount of such withholding taxes, Executive, within five (5) days of written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due Executive at the time such withholding is required to be made by the Company.

10. NO CONFLICTING AGREEMENTS. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment or services and advice in accordance with the terms and conditions of this Agreement.


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11.  SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

12. NOTICES. Any notice to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to it at 15885 Sprague Road, Strongsville, OH 44136-1799,
     Attention: General Counsel, with a copy to Baker & Hostetler LLP, 3200 National City Center, 900 East 9th Street, Cleveland, OH 44114, Attention:
     Albert T. Adams, and if mailed to Executive, shall be addressed to him at his home address in accordance with Company records or at such other address or addresses or to such other persons as either the Company or Executive may hereafter designate in writing to the other.

13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to its conflicts of laws provisions.

14. ASSIGNMENT. Neither this Agreement nor any rights or duties hereunder may be assigned by the Executive without the prior written consent of the Company. The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties and liabilities of the Company set forth in this Agreement.

15. AMENDMENTS. No provisions of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing, signed by each party to this Agreement.

16. BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and as signs.

17. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. ARBITRATION. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof, or, the Executive's employment with the Company or termination thereof; shall be referred for arbitration in Cleveland, Ohio to a neutral arbitrator selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof Nothing in this Section 18 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants in Section 8.

19. ENTIREMENT AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof

20. SURVIVORSHIP. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

21. WAIVER. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any sub sequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

22. CAPTIONS. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof

23. CONSTRUCTION. The parties acknowledge that this Agreement is the result of arm's length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

24. DRUG TEST. The Company's obligations hereunder shall be contingent on Executive's satisfactory completion of standard employment procedures, including, but not limited to, a drug screen testing, which shall be completed before the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                        By: /s/Michael P. DiMino
                                           -------------------------------------
                                               Michael P. DiMino




                                        By: /s/William A. Foley
                                           -------------------------------------
                                               William A. Foley
                                               Chief Executive Officer and
                                                 Chairman